UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2014

Competitive Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-08696	36-2664428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1375 Kings Highway East, Fairfield, Connecticut	06824
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 368-6044

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 8, 2014, Mr. Giuseppe Marineo, an inventor of the Calmare® pain therapy device, and Delta Research and Development (“Delta”), Mr. Marineo’s research company, and Delta International Services and Logistics (“DIS&L”), Delta’s commercial arm in which Mr. Marineo is the sole beneficiary of all proceeds as its founder and sole owner (collectively the “Group”), issued a press release (the “Group’s Press Release”) regarding Competitive Technologies, Inc. (“CTI” or the “Company”) stating that the Company did not have authority to sell, distribute and manufacture Calmare as an exclusive agent of the Group. CTI issued a corporate response in a press release dated April 11, 2014 stating that the Group’s Press Release was inaccurate and has since been purged by the overseeing body of wire services.

As disclosed in the Company’s Annual Report on Form 10-K on April 16, 2014, this dispute between the Company and the Group is over the validity of a 2012 Amendment to a Sales and Representation Agreement (the “Amendment”) which, if valid and enforceable, would have compromised its rights to sell, distribute and manufacture Calmare as an exclusive agent of the Group in the global marketplace, especially in the European, Middle Eastern and North African (“EMENA”) territory which was responsible for approximately 70% of gross Calmare sales in 2011. However, the Company believes that the Amendment is neither valid nor enforceable as it was never duly signed or authorized and subsequently deemed null and void as disclosed on April 16, 2014 in the Form 10-K filing. Therefore, the parties’ rights are determined by an earlier agreement whereby the Company still possesses the authority to sell, distribute and manufacture Calmare as a world-wide exclusive agent of the Group.

On April 16, 2014, counsel for the Group (“Group Counsel”) sent a cease and desist letter (“Cease and Desist Letter”) to the Company, requesting a confirmation that the Company would no longer hold itself out as an agent of the Group permitted to sell, distribute and manufacture Calmare world-wide including the EMENA territory.

The Company responded on April 25, 2014 to the Cease and Desist Letter, disputing Group Counsel’s interpretation of the events surrounding the execution of the Amendment. At this time the Company is pursuing a reasonable and amicable resolution to the situation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Competitive Technologies, Inc.

Date: April 29, 2014	By:	/s/ Conrad Mir
Name: Conrad Mir
Title: President and Chief Executive Officer